Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Avalara, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$8,810,603,001	(1)	.0000927	$816,743	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$8,810,603,001
Total Fees Due for Filing				$816,743
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$816,743

(1)	Aggregate number of securities to which transaction applies:

As of August 3, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 94,993,598, which consists of (a) 88,265,657 shares of common stock entitled to receive the per share merger consideration of $93.50; (b) 2,022,650 shares of common stock subject to or otherwise deliverable in connection with the exercise of outstanding options entitled to receive the per share merger consideration of $93.50 minus any applicable exercise price; (c) 4,167,202 shares of common stock subject to outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $93.50; and (d) 538,089 shares of common stock subject to outstanding performance stock units (calculated based on deemed maximum-level performance achievement), which may be entitled to receive the per share merger consideration of $93.50.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 88,265,657 shares of common stock and the per share merger consideration of $93.50; (b) the product of 2,022,650 shares of common stock subject to or otherwise deliverable in connection with the exercise of outstanding options and $58.25 (which is the difference between the per share merger consideration of $93.50 and the weighted average exercise price of $35.25); (c) the product of 4,167,202 shares of common stock subject to outstanding restricted stock units and the per share merger consideration of $93.50; and (d) the product of 538,089 shares of common stock subject to outstanding performance stock units and the per share merger consideration of $93.50 (calculated based on deemed maximum-level performance achievement). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.